Exhibit 99.2

Premier, Inc. to Participate in J.P. Morgan Healthcare

Conference on January 9, 2024

CHARLOTTE, NC, Jan. 4, 2024 – Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today announced that members of its management team will participate in the J.P. Morgan Healthcare Conference on Tuesday, Jan. 9, 2024. The company’s formal presentation will begin at 11:15 a.m. PST (2:15 p.m. EST) and will include a question-and-answer session with the host analyst immediately following the conclusion of its presentation.

A link to the live audio webcast, as well as a replay of this event, will be available in the Investors section of the company’s website at www.investors.premierinc.com under Events and Presentations.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,350 U.S. hospitals and health systems and approximately 300,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as X, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Contacts:

Investor contact:	Media contact:
Ben Krasinski	Amanda Forster
Senior Director, Investor Relations	Vice President, Public Relations
704.816.5644	202.879.8004
ben_krasinski@premierinc.com	amanda_forster@premierinc.com